Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 2, 2022 relating to the consolidated balance sheet of Wavemaker Labs Asia, Inc. as of December 31, 2021 and the related consolidated statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the period from September 13, 2021 (inception) to December 31, 2021, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

June 20, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com